Exhibit 3.1C

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

CVS NAME CHANGE MERGER SUB INC.

WITH AND INTO

CVS/Caremark CORPORATION

Pursuant to Section 253 of the

Delaware General Corporation Law

CVS/Caremark Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

1. The Corporation owns of record 100% of the outstanding shares (the “Shares”) of common stock of CVS Name Change Merger Sub Inc., a Delaware corporation (the “Company”), the Shares being the only stock of the Company that are issued and outstanding.

2. At a meeting on May 9, 2007, the Board of Directors of the Corporation adopted the resolutions attached as Exhibit 1 hereto providing for the merger (the “Merger”) of the Company with and into the Corporation pursuant to Section 253 of the DGCL, which resolutions have not been amended or rescinded and are in full force and effect.

3. The Corporation shall be the surviving corporation in the Merger and, from and after the time of the Merger, the name of the surviving corporation shall be “CVS Caremark Corporation”.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Ownership and Merger to be duly executed in its corporate name by its duly authorized officer.

Dated: May 9, 2007

CVS/CAREMARK CORPORATION

By:	/s/ Zenon P. Lankowsky
Name: Zenon P. Lankowsky
Title: Secretary

CVS/CAREMARK CORPORATION

Meeting of the Board of Directors

Resolutions for Change of Corporate Name

Dated: May 9, 2007

WHEREAS, the Board of Directors (the “Board”) of CVS/Caremark Corporation (the “Corporation”) has determined that it is in the best interests of the Corporation and its shareholders to change its corporate name to “CVS Caremark Corporation”; and

WHEREAS, the Board of the Corporation has determined that the most desirable method of effecting such name change would be to merge a newly formed Delaware corporation and a wholly owned subsidiary of the Corporation (the “Merger Subsidiary”), with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law (the “DGCL”) and to change its name in such merger pursuant to Section 253(b) of the DGCL;

NOW, THEREFORE, IT IS:

RESOLVED, that as soon as practicable, pursuant to the DGCL, the Corporation shall cause Merger Subsidiary to be incorporated and organized and thereafter merged (the “Merger”) with and into the Corporation, whereupon the separate existence of Merger Subsidiary shall cease, and the Corporation shall be the surviving corporation (the “Surviving Corporation”);

RESOLVED, that the Merger is hereby approved and authorized pursuant to the provisions of Section 253 of the DGCL;

RESOLVED, that the Merger shall become effective upon the filing of the Certificate of Ownership and Merger with the secretary of State of the State of Delaware (the time of such effectiveness being the “Effective Time”);

RESOLVED, that the directors of the Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Corporation immediately prior to the Effective Time shall be the officers of the Surviving Corporation;

RESOLVED, that, the Amended and Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation, except that Article First of the Amended and Restated Certificate of Incorporation shall be amended at the Effective Time in the Merger to read in its entirety as follows: “FIRST: The name of the Corporation is CVS Caremark Corporation”, and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law;

RESOLVED, that the bylaws of the Corporation as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law;

RESOLVED, that by virtue of the Merger and without any action on the part of any holder thereof, as of the Effective Time each outstanding share of capital stock of the Corporation shall remain unchanged and continue to remain outstanding as one share of the corresponding capital stock of the Surviving Corporation, held by the same holder who held such share immediately prior to the Effective Time;

RESOLVED, that at the Effective Time, a stock certificate that represented a share of capital stock of the Corporation immediately prior to the Effective Time shall continue to represent such corresponding share of capital stock of the Surviving Corporation as of the Effective Time;

RESOLVED, that at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of capital stock of Merger Subsidiary shall be cancelled and no consideration shall be issued in respect thereof;

RESOLVED, that each of the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer, any Executive Vice President, any Senior Vice President, any Vice President, the Treasurer or the Secretary (each, an “Authorized Officer”) is hereby authorized on behalf of the Corporation, to take any and all action, to execute and deliver any and all documents, agreements and instruments, to take any and all steps, to make all filings (including a Supplemental Listing Application with the New York Stock Exchange), to incur and pay all related fees and expenses, in each case as deemed by any such Authorized Officer to be necessary, appropriate or desirable to carry out the purpose and intent of each of the foregoing resolutions and the transactions contemplated thereby, including the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware, and all actions heretofore taken by any of them in furtherance thereof are hereby ratified and confirmed in all respects; and

RESOLVED, that all actions heretofore taken by any officer or director of the Corporation in connection with any matter referred to in any of the foregoing resolutions are hereby approved, ratified and confirmed in all respects as fully as if such actions had been presented to this Board of Directors for its approval prior to such actions being taken.

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